CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 706 to the Registration Statement on Form N-1A of the Professionally Managed Portfolios and to the use of our report dated March 1, 2017 on the financial statements and financial highlights of Congress Large Cap Growth Fund, Congress Mid Cap Growth Fund, and Congress All Cap Opportunity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 28, 2017